Exhibit 99.1
News

CapitalSource Inc.

5404 Wisconsin Avenue Eleventh Floor Chevy Chase, MD 20815

FOR IMMEDIATE RELEASE
For information contact:
Investor Relations:	Media Relations:
Dennis Oakes	Michael Weiss
Senior Vice President, Investor Relations	Director of Communications
(212) 321-7212	(301) 841-2918
doakes@capitalsource.com	mweiss@capitalsource.com
CapitalSource Announces Tender Offer
For 12.75% First Priority Senior Secured Notes Due 2014
CHEVY CHASE, MD. August 31, 2011/GlobeNewswire/—CapitalSource Inc. (NYSE: CSE) today announced that it has launched a Tender Offer and Consent Solicitation for holders of its outstanding 12.75% First Priority Senior Secured Notes due 2014 (the “Notes”). Pursuant to the Offer, the Company is offering to purchase any and all of the Notes for cash and is also soliciting consents to amend certain terms of the indenture governing the Notes (the “Amendments”). Adoption of the proposed Amendments requires the consent of holders of at least a majority of the outstanding aggregate principal amount of the Notes (the “Requisite Consents”). The aggregate outstanding principal amount of the Notes as of August 30, 2011 was $272.5 million.
The Tender Offer and Consent Solicitation are scheduled to expire at 5:00 p.m., New York City time, on September 28, 2011 (the “Expiration Date”), subject to extension at the Company’s option. Tendered Notes may be withdrawn until the withdrawal deadline, which will be the earlier of (1) the time and date that a supplemental indenture implementing the Amendments is executed (which is expected to occur shortly after the Requisite Consents are received) and (2) 5:00 P.M., New York City time, on September 14, 2011 (subject to extension at the Company’s option). Tendered Notes may not be withdrawn after the withdrawal deadline unless required by law.
Holders may not tender their Notes in the Tender Offer without delivering their consent to the proposed Amendments, and holders may not deliver their consent to the proposed Amendments without tendering their Notes pursuant to the Tender Offer. If the Requisite Consents are obtained and the proposed Amendments are adopted by execution of the supplemental indenture, substantially all of the restrictive covenants and certain events of default contained in the indenture governing the Notes would be eliminated.
Holders of Notes that are accepted for purchase will receive total consideration of $1,265.00 per $1,000.00 principal amount of Notes accepted, which includes $1,215.00 as the Tender Offer Consideration and $50.00 as a consent payment (“Consent Payment”), if their Notes are validly tendered prior to 5:00 P.M., New York City time, on September 14, 2011 (the “Consent Deadline”) subject to extension at the Company’s option. Holders of Notes that are validly tendered after the Consent Deadline, but on or prior to the Expiration Date, will receive only the Tender Offer Consideration for their Notes and will not receive the Consent Payment. Accrued interest up to, but not including, the payment date will be paid in cash on all Notes that are accepted for purchase.
The Company expects to fund the Tender Offer and Consent Solicitation with available cash.
This press release is not an offer to purchase or a solicitation of consents with respect to the Notes. The Tender Offer and Consent Solicitation is being made solely by the Tender Offer and Consent Solicitation Statement dated August 31, 2011 and the related Letter of Transmittal and Consent, which set forth the complete terms of the Tender Offer and Consent Solicitation.
For a complete statement of the terms and conditions of the Tender Offer and Consent Solicitation and the proposed Amendments to the indenture, holders of the Notes should refer to the Tender Offer and Consent Solicitation Statement, which is being sent to all holders of record of the Notes. Questions concerning the terms of the Solicitation should be directed to the Dealer Manager and Solicitation Agent as follows:
Credit Suisse Securities (USA) LLC
Toll-free: (800) 820-1653
Collect: (212) 325-5912
Requests for assistance in completing and delivering a Letter of Transmittal and Consent or requests for additional copies of the Offer to Purchase and Consent Solicitation should be directed to Trustee, as follows:
U.S. Bank National Association
By Facsimile:
(For Eligible Institutions only): (651) 495-8158
Confirmation by Telephone:
(800) 934-6802
By Overnight Courier or Mail:
U.S. Bank National Association
60 Livingston Avenue
St. Paul, Minnesota 55107
Attn: Specialized Finance
None of the Company, the Dealer Manager and Solicitation Agent, U.S. Bank National Association, the depositary for the Tender Offer and Consent Solicitation and the trustee under the indenture relating to the Notes, nor any other party makes any recommendation as to whether holders of the Notes should tender them or deliver the related consents or refrain from doing so, and no one has been authorized to make such a recommendation.
About CapitalSource:
CapitalSource Inc. (NYSE: CSE) is a commercial lender that provides financial products to small and middle market businesses nationwide and offers depository products and services in southern and central California through its wholly owned subsidiary CapitalSource Bank. As of June 30, 2011, CapitalSource had total assets of $9.3 billion and $4.8 billion in deposits. Visit www.capitalsource.com for more information.
Forward Looking Statements
This release contains “forward-looking statements” within the meaning of the federal securities laws, including certain plans, expectations and future events, all which are subject to numerous assumptions, risks, and uncertainties. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “assume,” “intend,” “believe,” “expect,” “estimate,” “forecast,” “plan,” “position,” “project,” “will,” “should,” “would,” “seek,” “continue,” “outlook,” “look forward,” and similar expressions are generally intended to identify forward-looking statements. All forward-looking statements (including statements related to the Tender Offer and the Solicitation, including the timing, the expiration date, the consent deadline and the possible completion of the tender offer and solicitation) involve risks, uncertainties and contingencies, many of which are beyond our control which may cause actual results, performance, or achievements to differ materially from anticipated results, performance or achievements. Actual results could differ materially from those contained or implied by such statements for a variety of factors, including without limitation: changes in economic or market conditions or investment or lending opportunities; regulatory restrictions; continued or worsening disruptions in credit and other markets; increase in interest rates and lending spreads; competitive and other market pressures on product pricing and services; reduced demand for our services; declines in asset values; expenses being higher than the income generated by the portfolio; drawdown of unfunded commitments substantially in excess of historical drawings; loan losses; compression of spreads; higher than anticipated increases in operating expenses; success and timing of other business strategies; and other factors described in CapitalSource’s 2010 Annual Report on Form 10-K and documents subsequently filed by CapitalSource with the Securities and Exchange Commission. All forward-looking statements included in this release are based on information available at the time of the release. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise except as required by applicable law.
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